EXHIBIT 10.18

October 14, 2024

Alex Tolston

[XXXXXXXX]

Dear Alex:

Congratulations! We are delighted to extend you an offer to join TEGNA Inc. as Senior Vice President and Chief Legal Officer. This is a Full-Time, Exempt position.

Listed below is more information about the offer effective upon your acceptance:

TITLE:	SVP, Chief Legal Officer
DEPARTMENT:	Corp Legal (0140104)
REPORTS TO:	Mike Steib, President & CEO
TARGET START DATE:	October 21, 2024

Annual Base Salary: You will receive an annual base salary, payable bi-weekly, at an annual rate of $500,000.

Annual Performance Bonus: You will be eligible to participate in an annual bonus plan as in effect from time to time for executive officers of TEGNA, contingent upon your performance and company performance, the availability of funds in the bonus pool and your continued employment with TEGNA through the payment date, which will be the date that bonuses are generally paid to other senior executives of TEGNA (which is currently expected to be not later than March 15 of the calendar year following the year in respect of which the bonus is payable). Your target annual bonus opportunity will be 85% of your annual base salary (i.e., $425,000 upon your start date). Notwithstanding the foregoing, your 2024 annual bonus will be paid at the target level and prorated based on the number of days you are employed by TEGNA during 2024, subject to your continued employment through the payment date.

Long-Term Incentive: As soon as administratively practicable following your start date (expected to be December 2, 2024, based on a start date of October 21, 2024), TEGNA will grant you a long-term incentive award with a grant date value (based on the closing trading price of one share of TEGNA common stock on the grant date, as adjusted to reflect the fact that dividend equivalents are not payable in respect of the awards) of $500,000, which will be granted in the form of restricted stock units (“RSUs”) pursuant to the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”). This one-time grant represents your long-term incentive opportunity for 2024. Such RSUs, in general, are subject to the same forms of award agreements, and subject to the same vesting schedule, as the RSUs granted to other members of TEGNA’s leadership team in 2024.

For 2025 and going forward, you will be eligible to participate in TEGNA’s Long Term Incentive Program as in effect from time to time (“LTIP”), pursuant to which you will be granted equity-based awards pursuant to the 2020 Plan (or any successor plan). Your target long-term incentive opportunity under the LTIP will be 200% of your annual base salary (i.e., $1,000,000). Your annual award is anticipated to be granted 55% in the form of PSUs and 45% in the form of RSUs. The annual award will be determined by the Leadership Development and Compensation Committee of the Board, with the final award value based upon your performance and guidelines in place at the time and always subject to change at the Board’s discretion. Please keep in mind that TEGNA reserves the right to amend, alter or eliminate the LTIP at any time or for any reason.

Duties and Authorities: As SVP, Chief Legal Officer of TEGNA, you will have the duties and authorities normally associated with the position of the senior vice president and chief legal officer and of a publicly traded company of similar size and nature.

Workplace Location and Relocation: Your primary work locations will, in your reasonable discretion, be New York, NY and Tysons, VA, in addition to such business travel as reasonably necessary to perform your duties; provided, however, until such time that you relocate to the New York, NY metropolitan area, (which is anticipated to occur after the fiscal quarter ending June 30, 2025), your primary work location will, in your reasonable discretion, be Miami, FL, in addition to such business travel as reasonably necessary to perform your job duties. In connection with such relocation, TEGNA shall provide you with a relocation allowance, in an amount equal to $100,000 on a fully grossed-up basis (i.e. net of any applicable taxes incurred by you on account of such payment) within 30 days of the start of employment. If you are terminated by TEGNA for Cause (as defined in the TESP) through the first anniversary of your start date, you agree to repay TEGNA, within thirty (30) days of receipt of TEGNA’s notice seeking such repayment after the effective date of such separation, a prorated portion of the relocation payment; such prorated portion shall be determined by multiplying (A) $100,000 by (B) a fraction, the numerator of which is equal to the number of days between the start date of your employment and the effective date of your separation with TEGNA and the denominator of which is 365.

TEGNA Executive Severance and Change in Control Severance: You will be eligible to participate in the TEGNA Executive Severance (TESP) and TEGNA Change in Control Severance Plans. In the event of a qualifying termination of employment under the terms of the TESP or TCSP (as applicable), you shall be entitled to the payments and benefits provided under Section 7 of the TESP (which provides, among other things, a severance multiple of 1.5x) or under Section 7 of the TCSP (which provides, among other things, a severance multiple of 2.0x), as applicable, in each case, subject to the applicable plan terms.

Stock Ownership Guideline: As Senior Vice President and Chief Legal Officer, TEGNA’s stock ownership guideline policy will require that you hold TEGNA stock at least one times (1x) your annual base salary. This includes any unvested RSUs and PSUs for which performance has been certified. If you fall below this guideline, you will be required to hold all after-tax shares you receive from TEGNA as compensation until you meet the guideline, to the extent applicable under the policy.

Benefits: Upon the appropriate waiting period for each plan and determined by your employment status and business unit, you will be eligible for the standard TEGNA benefits programs, including, but not limited to, health and life insurance coverage and 401(k) plan participation. Please note that, if applicable, your health/dental/vision insurance begins on the first day of the month following your start date. Additional information regarding our employee benefits can be found in our Benefits Summary document, and details on enrollment, if applicable, will be provided after you start employment with TEGNA.

Paid Time Off: MERGEFIELD Vacation_Text TEGNA promotes a flexible approach to time off by combining vacation, sick and floating holidays. Please refer to the PTO policy document in your offer letter package for the accrual schedule and additional details.

Business Expenses: Business expenses incurred in connection with your service to TEGNA will be subject to reimbursement to the extent contemplated by TEGNA’s expense reimbursement practice, as in effect from time to time. Without limiting the generality of the foregoing, TEGNA will provide reimbursement to you of all travel-related expenses that you incur in performance of your duties, including in connection with your travel between Miami, FL (until relocation is completed) New York, NY and Tysons, VA, to the same extent as executive officers of TEGNA receive reimbursement for business travel expenses pursuant to the TEGNA expense reimbursement practice applicable to such executives.

Tax Withholding: All dollar amounts set forth herein are gross amounts and are subject to applicable tax withholding, subject to the applicable provisions of the paragraph entitled “Workplace Location and Relocation”.

Employee Representations: TEGNA has successfully completed a pre-employment background investigation and employment verifications as a condition precedent to making this offer of employment to you. You represent and warrant that all matters provided by you in connection with the foregoing were truthful, without intentional misrepresentation or intentional deletion of material information.

Confidentiality: You recognize and acknowledge that certain confidential business and technical information of TEGNA, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, program strategies and information, databases and information systems, analyses, digital products, profit margins, or other proprietary information used by TEGNA, is a valuable, special and unique asset of TEGNA. You shall not, at any time, whether during or after your employment with TEGNA or any of its affiliates, use such information, or any part thereof, or disclose such information to any person, firm, corporation, association or other entity for any purpose other than for the benefit of TEGNA.

At-Will Employment: This employment relationship is considered “at will” and may be terminated, with advance written notice, by you to the President and Chief Executive Officer of TEGNA, or by such President and Chief Executive Officer to you, as applicable.

Employment Agreement: You represent and warrant that you have the full legal right to enter into employment with TEGNA at this time, and that you have not made any commitments or entered into agreements (oral or written) with any other person or entity which currently are in effect and may be in conflict with your employment at TEGNA.

We look forward to having you join in what we expect will be a mutually rewarding relationship and productive experience. If you have any questions, please feel free to contact me directly.

Best regards,

/s/ Mike Steib
Mike Steib
President & CEO
TEGNA

Acceptance

Signature:	/s/ Alex Tolston	Date:	October 18, 2024
Alex Tolston